FOR IMMEDIATE RELEASE

CONTACT: WILLIAM W. TRAYNHAM
CHIEF FINANCIAL OFFICER
PHONE: (434) 773-2242

AMERICAN NATIONAL BANKSHARES INC. (VA) ANNOUNCES FIRST QUARTER 2011 CASH DIVIDEND

DANVILLE, Virginia, February 17, 2011 – American National Bankshares Inc., (Nasdaq: AMNB), announced that its Board of Directors has declared a quarterly cash dividend of $0.23 per share, payable March 18, 2011, to shareholders of record March 4, 2011.

"The payment of appropriate dividends is a vital part of American National's capital planning and management program," stated Charles H. Majors, President and Chief Executive Officer. "We adhere to a dividend policy based on a review of earnings, growth, capital and such other factors that our board considers relevant to the dividend decision process. We are pleased that we are able to continue to pay a strong dividend to our shareholders."

American National Bankshares Inc. is a bank holding company with assets of $834 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community bank serving Southern and Central Virginia and the northern portion of Central North Carolina with 18 banking offices.  The Bank also manages an additional $417 million of assets in its Trust and Investment Services Division.

American National Bank and Trust Company provides a full array of financial products and services.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.